Exhibit 2.2


THE SECURITIES WHICH ARE THE SUBJECT OF THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "1933 ACT"), NOR REGISTERED UNDER ANY STATE SECURITIES LAW, AND ARE "RESTRICTED SECURITIES" AS THAT TERM IS DEFINED IN RULE 144 UNDER THE 1933 ACT. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE 1933 ACT, OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE 1933 ACT, THE AVAILABILITY OF WHICH IS TO BE ESTABLISHED TO THE SATISFACTION OF THE COMPANY.

                   AGREEMENT FOR THE EXCHANGE OF COMMON STOCK

     AGREEMENT made this May 28, 2004, by and between SK Technologies Corporation, a Delaware corporation, (the "ISSUER"), Cirilium Holdings, Inc., a Delaware corporation ("CIRILIUM"), and the individual shareholders as listed in Exhibit A, (the "SHAREHOLDERS"), which SHAREHOLDERS own all of the issued and outstanding shares of CIRILIUM.

     In consideration of the mutual promises, covenants, and representations contained herein, and other good and valuable consideration,

     THE PARTIES HERETO AGREE AS FOLLOWS:

     1. EXCHANGE OF SECURITIES. Subject to the terms and conditions of this Agreement, ISSUER agrees to issue to each Shareholder that number of shares of the common stock of ISSUER, par value $.0001 per share, as is set forth opposite the name of each such Shareholder on Exhibit A hereto (the "Shares"), constituting an exchange of shares on a 1:1 basis, for a total of approximately 25,591,801 shares of the common stock of ISSUER, which includes 21,500,000 shares to be issued to the current CIRILIUM Shareholders and approximately 4,091,801 shares to be issued to current CIRILIUM subscribers who have not yet received their shares, in exchange for all the issued and outstanding shares of CIRILIUM, such that CIRILIUM shall become a wholly-owned subsidiary of the ISSUER.

     2. REPRESENTATIONS AND WARRANTIES. As a condition to closing, ISSUER represents and warrants to SHAREHOLDERS and CIRILIUM as follows:

          i. Organization. ISSUER is a corporation duly organized, validly existing, and in good standing under the laws of Delaware, and has all necessary corporate powers to own properties and carry on a business, and is duly qualified to do business and is in good standing in Delaware and in all jurisdictions where such qualification is required. All actions taken by the Incorporators, directors and shareholders of ISSUER have been valid and in accordance with the laws of the State of Delaware.

          ii. Capital. The authorized capital stock of ISSUER consists of 200,000,000 shares of common stock, $0.0001 par value, of which approximately 5,196,682 shares are issued and outstanding prior to Closing, and 25,000,000 shares of preferred stock, par $0.001 value, of which zero shares will be issued and outstanding. All outstanding shares are fully paid and nonassessable, free of liens, encumbrances, options, restrictions (with the exception of Rule 144 requirements) and legal or equitable rights of others not a party to this Agreement. ISSUER's common stock is currently quoted on the Over The Counter Bulletin Board. The Shares of common stock of the Issuer are registered under Section 12 of the Securities Exchange Act of 1934, as amended. ISSUER acknowledges that CIRILIUM has committed to and accepted subscriptions from shareholders for

     4,091,801 shares of CIRILIUM common stock, which have not been issued prior to Closing. Additionally, ISSUER acknowledges that CIRILIUM has entered into a certain Stock Option Award Agreement with certain Employees of CIRILIUM, pursuant to which CIRILIUM has committed to issue such Employees options to purchase shares of CIRILIUM common stock, at an exercise price of $.0001 per share. Such obligations are accepted by ISSUER and will result in a post-Closing additional share issuance of approximately 4,091,801 for CIRILIUM's previous subscribers, as well as additional shares of common stock of ISSUER to be issued in the future pursuant to the Stock Option Award Agreement. Following the Closing and subsequent issuance to previous subscribers, there shall be a total of approximately 30,788,483 shares of common stock of ISSUER issued and outstanding. There will be no outstanding subscriptions, options, rights, warrants, convertible securities, or other agreements or commitments obligating ISSUER to issue or to transfer from treasury any additional shares of its capital stock other than those contemplated herein. None of the outstanding shares of ISSUER are subject to any agreements restricting transfer or voting of such shares, including without limitation, any preemptive right or rights of first refusal which have not been properly waived or extinguished. All of the shareholders of ISSUER have valid title to such shares and acquired their shares in a lawful transaction and in accordance with the laws of the State of Delaware.

          iii. Financial Statements. The financial statements of ISSUER have been prepared in accordance with generally accepted accounting principles consistently followed by ISSUER throughout the periods indicated, and fairly present the financial position of ISSUER as of the date of the balance sheet and the financial statements, and the results of its operations for the periods indicated. ISSUER is current in its filings withthe Securities and Exchange Commission (SEC) to include but not limited to Form 10-K, Form 10-Qs and Form 8-K filings and with any state securities regulators, where applicable.

          iv. Absence of Changes. Since the date of the financial statements filed with the Securities and Exchange Commission, there has not been any change in the financial condition or operations of ISSUER, except changes in the ordinary course of business, which changes have not in the aggregate been materially adverse.

          v.  Liabilities.   ISSUER  does  not  have  any  debt,  liability,  or
     obligation of any nature, whether accrued, absolute, contingent, or otherwise, and whether due or to become due, that is not reflected on the ISSUERS' financial statements, including without limitation, obligations of ISSUER to officers, directors, shareholders, or employees of ISSUER or any subsidiary other than (a) for payment of salary for services rendered, (b) reimbursement for reasonable expenses incurred on behalf of ISSUER and (c) for other standard employee benefits made generally available to all employees. ISSUER is not aware of any pending, threatened or asserted claims, lawsuits or contingencies involving ISSUER or its common stock. There is no dispute of any kind between the ISSUER and any third party, and no such dispute will exist at the closing of this Agreement. At closing, ISSUER will be free from any and all liabilities, liens, claims and/or Commitments, other than a maximum of $25,000 for miscellaneous expenses and liabilities.

          vi. Ability to Carry Out Obligations. ISSUER has the right, power, and authority to enter into and perform all its obligations under this Agreement. The execution and delivery of this Agreement by ISSUER and the performance by ISSUER of its obligations hereunder will not cause, constitute, or conflict with or result in (a) any breach or violation or any of the provisions of or constitute a default under any license, indenture, mortgage, charter, instrument, articles of incorporation, bylaw, or other agreement or instrument to which ISSUER or its shareholders are a party, or by which they may be bound, nor will any consents or authorizations of any party other than those hereto be required, (b) an event that would cause ISSUER to be liable to any party, or (c) an event that would result in the creation or imposition or any lien, charge or encumbrance on any asset of ISSUER or upon the securities of ISSUER to be acquired by SHAREHOLDERS.

          vii. Full Disclosure. None of the representations and warranties made by the ISSUER, or in any certificate or memorandum furnished or to be furnished by the ISSUER, contains or will contain any untrue statement of a material fact, or omit any material fact the omission of which would be misleading.

          viii. Power of Attorney. No person holds a power of attorney from ISSUER.

          ix. Compliance with Laws. ISSUER has complied with, and is not in violation of any federal, state, or local statute, law, and/or regulation pertaining to ISSUER. ISSUER has complied with all federal and state securities laws in connection with the issuance, sale and distribution of its securities. Without limiting the foregoing:

     (1) ISSUER has filed all reports, returns, and other documents required by the SEC, the Internal Revenue Service (IRS) and/or applicable state securities regulatory or tax authorities, including any reports connected with the instant transaction as it applies to ISSUER.

     (2) ISSUER has no knowledge or belief that any past filing made with the IRS, SEC and/or any state authority, as applicable, is or may be defective, incomplete, or contain any statement of material fact not true at the time such statement was made, or omits any material fact the omission of which would be misleading, and ISSUER agrees to indemnify and hold each of CIRILIUM and SHAREHOLDERS harmless for any intentional or unintentional errors, defects or omissions of material fact, or failures to disclose any material fact, in any filing referenced herein.

          x. Litigation. ISSUER is not a party to any suit, action, arbitration, or legal, administrative, or other proceeding, or pending governmental investigation. To the best knowledge and belief of the ISSUER, there is no basis for any such action or proceeding and no such action or proceeding is threatened against ISSUER and ISSUER is not subject to or in default with respect to any order, writ, injunction, or decree of any federal, state, local, or foreign court, department, agency, or instrumentality.

          xi. Conduct of Business. Prior to the closing, ISSUER shall conduct its business in the normal course, and shall not (1) sell, pledge, or assign any assets (2) amend its Articles of Incorporation or Bylaws, (3) declare dividends, redeem issue or sell stock or other securities, (4) incur any liabilities, (5) acquire or dispose of any assets, enter into any contract, guarantee obligations of any third party, or (6) enter into any other transaction except as provided herein.

          xii. Documents. All minutes, consents or other documents pertaining to ISSUER to be delivered at Closing shall be valid and in accordance with the laws of Delaware.

          xiv. Title. Notwithstanding any provision to the contrary, the Shares to be issued to SHAREHOLDERS will be, at closing, free and clear of all liens, security interests, pledges, charges, claims, encumbrances and restrictions of any kind, shall be issued pursuant to Regulation D, Rule 506 under the Act and 4(2)of the Act and shall bear a Rule 144 legend. None of such Shares are or will be subject to any voting trust or agreement. No person holds or has the right to receive any proxy or similar instrument with respect to such shares, except as provided in this Agreement. ISSUER is not a party to any agreement which offers or grants to any person the right to purchase or acquire any of the securities to be issued to SHAREHOLDERS. There is no applicable local, state or federal law, rule, regulation, or decree which would, as a result of the issuance of the Shares to SHAREHOLDERS, impair, restrict or delay SHAREHOLDERS' voting rights with respect to the Shares.

          xv. ISSUER hereby accepts assignment of and assumes any and all continuing written obligations as they exist between CIRILIUM and its shareholders as if ISSUER had originally been a party thereto.

     3. As a condition to Closing, CIRILIUM represents and warrants to ISSUER as follows:

          i. Organization. CIRILIUM is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, and in all jurisdictions in which it conducts business, has all necessary corporate powers to own properties and is duly qualified to do and carry on a business in these jurisdictions and that all actions taken by the Incorporators, directors and shareholders of CIRILIUM have been valid and in accordance with the laws of Delaware.

          ii. Shareholders and Issued Stock. Exhibit A annexed hereto sets forth the names and shareholdings of 100% of CIRILIUM Shareholders to this transaction.

          iii. General Obligations. Following the Closing, ISSUER shall comply with applicable federal and state securities laws.

          iv. Counsel. CIRILIUM represents and warrants that prior to Closing, it is represented by independent counsel or has had the opportunity to retain independent counsel to represent it in this transaction.

     4. INVESTMENT INTENT. SHAREHOLDERS agree that the shares being issued pursuant to this Agreement may be sold, pledged, assigned, hypothecate or otherwise transferred, with or without consideration (a "Transfer"), only pursuant to an effective registration statement under the Act, or pursuant to an exemption from registration under the Act, the availability of which is to be established to the satisfaction of ISSUER. SHAREHOLDERS agree, prior to any transfer, to give written notice to ISSUER expressing his desire to effect the transfer and describing the proposed transfer.

     5. CLOSING. The closing of this transaction ("Closing") shall take place at 625 North Flagler Drive, Suite 509, West Palm Beach, FL 33401 on June 4, 2004 or such earlier date as the parties shall agree.

     6. DOCUMENTS TO BE DELIVERED AT CLOSING.

          i. By the ISSUER

     (1) Board of Directors Resolution authorizing the issuance of certificates representing the Shares to the Shareholders. All certificates shall be delivered promptly after Closing.

     (2)  The resignation of all officers of ISSUER.

     (3) A Board of Directors resolution appointing such person as SHAREHOLDERS designate as a director(s) of ISSUER.

     (4) The resignation of all the directors of ISSUER, except that of SHAREHOLDER'S designee, dated subsequent to the resolution described in 3, above.

     (5) An executed copy of the Registration Rights Agreement attached hereto as Exhibit B.

     (6) Current SEC filings of the ISSUER, which shall include a current balance sheet and statements of operations, stockholders equity and cash flows for the twelve (12) month period then ended.

     (7) All of the business and corporate records of ISSUER, including but not limited to correspondence files, bank statements, checkbooks, savings account books, minutes of shareholder and directors meetings, financial statements, shareholder listings, stock transfer records, all state and federal tax returns (if applicable), agreements and contracts.

     (8)  A current list of ISSUER's  shareholders,  including names,  addresses
          and  such  other  information  as  may  be  reasonably   necessary  or
          convenient in the ordinary course of business.

     (9) Such other minutes of ISSUER's shareholders or directors as may reasonably be required by SHAREHOLDERS.

          ii. By SHAREHOLDERS and CIRILIUM:

     (1)  Delivery  to  the  ISSUER,   or  to  its  Transfer  Agent,  all  stock
          certificates of SHAREHOLDERS.

     (2) Shareholder list of CIRILIUM certified by the corporation's secretary dated of even date herewith.

     7.  REMEDIES:  ARBITRATION.  Any  controversy  or claim  arising out of, or relating to, this Agreement, or the making, performance, or interpretation thereof, shall be settled by arbitration in Palm Beach, Florida in accordance with the Rules of the American Arbitration Association then existing, and judgment on the arbitration award may be entered in any court having jurisdiction over the subject matter of the controversy. In the event any suit or action is instituted to enforce any provision of this Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party all reasonable fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement.

     8. MISCELLANEOUS.

          i.  Captions  and  Headings.   The  Article  and  paragraph   headings
     throughout this Agreement are for convenience and reference only, and shall in no way be deemed to define, limit, or add to the meaning of any provision of this Agreement.

          ii. No Oral Change. This Agreement and any provision hereof, may not be waived, changed, modified, or discharged orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, or discharge is sought.

          iii. Non Waiver. Except as otherwise provided herein, no waiver of any covenant, condition, or provision of this Agreement shall be deemed to have been made unless expressly in writing and signed by the party against whom such waiver is charged; and (i) the failure of any party to insist in any one or more cases upon the performance of any of the provisions, covenants, or conditions of this Agreement or to exercise any option herein contained shall not be construed as a waiver or relinquishment for the future of any such provisions, covenants, or conditions, (ii) the acceptance of performance of anything required by this Agreement to be performed with knowledge of the breach or failure of a covenant, condition, or provision hereof shall not be deemed a waiver of such breach or failure, and (iii) no waiver by any party of one breach by another party shall be construed as a waiver with respect to any other or subsequent breach.

          iv. Time of Essence. Time is of the essence of this Agreement and of each and every provision hereof.

          v. Entire Agreement. This Agreement, the Exhibits hereto and the other documents delivered pursuant hereto contain the entire Agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings.

          vi. Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          vii.  Severability.  In case any provision of the  Agreement  shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

          viii. Amendment. This Agreement may be amended or modified only upon the written consent of the parties.

          ix. Notices. All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given, or on the third day after mailing if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and properly addressed, and by fax, as follows:

     ISSUER:          SK Technologies Corporation
                      500 Australian Avenue S.
                      Suite 619
                      West Palm Beach, FL 33401
                      Phone:(561) 651-4146

     CIRILIUM:        Cirilium Holdings, Inc.
                      625 North Flagler Drive
                      Suite 509
                      West Palm Beach, FL 33401
                      Phone: (561) 820-2444
                      Facsimile:  (561) 820-9913

          x. Governing Law. This Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of Florida.

          xi. Survival. All representations and warranties made herein shall survive the Closing of this transaction.

     IN WITNESS WHEREOF, the undersigned has executed this Agreement this 28th day of May 2004.

SK Technologies Corporation                 Cirilium Holdings, Inc.
a Delaware corporation                      a Delaware corporation

By: /s/ F. Peter Brewer                     By: /s/ Gerald Parker
-------------------------------             ------------------------------
 F. Peter Brewer, President                  Gerald Parker, Chairman


                                             By: /s/ Don Lees
                                             ------------------------------
                                              Don Lees

                                              By: /s/ Noor Arifin Chowdhury
                                              ------------------------------
                                              Noor Arifin Chowdhury

                                              By: /s/ Colin Inker
                                              ------------------------------
                                              Colin Inker

                                              By: /s/ Syed Faruque Ahmed
                                              ------------------------------
                                              Syed Faruque Ahmed

                                              By: /s/ Syed Farhad Ahmed
                                              ------------------------------
                                              Syed Farhad Ahmed

                                              By: /s/ Noor Nawaz Chowdhury
                                              ------------------------------
                                              Noor Nawaz Chowdhury

                                              By: /s/ Wahid Ukkah
                                              ------------------------------
                                              Md. Wahid Ukkah

                                              By: /s/ Susan Cable
                                              ------------------------------
                                              Susan Cable

                                              By: /s/
                                              ------------------------------
                                              Heritage Communications Corp.

                                              By: /s/ William R. Tolley Jr. Rev.
                                              ------------------------------
                                              William R. Tolley Jr. Rev. Trust

                                              By: /s/ Maxwell C. King
                                              ------------------------------
                                              Maxwell C. King Trust

                                              By: /s/ J. Roger Shealy
                                              ------------------------------
                                              J. Roger Shealy

                                              By: /s/ Keith R. Melillo
                                              ------------------------------
                                              Keith R. Melillo

                                              By: /s/ Patrica R. Tolley
                                              ------------------------------
                                              Patrica R. Tolley

                                              By: /s/ Nancy L Wardron
                                              ------------------------------
                                              Nancy L Wardron

                                              By: /s/ James R. Tolley
                                              ------------------------------
                                              James R. Tolley

                                              By: /s/
                                              ------------------------------
                                              Royal Palm Capital Group, Inc.

                                              By: /s/
                                              ------------------------------
                                              St. James Investment Group Inc.

                                    EXHIBIT A


            Share Exchange to Shareholders of Cirilium Holdings, Inc.



                                        Shares of
                                        Cirilium
                                        Holdings,           Shares of
        Name                              Inc.              ISSUER
------------------------------------------------------------------------
Don Lees                                   500,000             500,000
Noor Arifin Chowdhury                      600,000             600,000
Colin Inker                                 50,000              50,000
Syed Faruque Ahmed                         100,000             100,000
Syed Farhad Ahmed                          100,000             100,000
Noor Nawaz Chowdhury                       100,000             100,000
Md. Wahid Ukkah                             40,000              40,000
Susan Cable                                 10,000              10,000
Heritage Communications Corp             2,700,000           2,700,000
William R. Tolley Jr. Rev. Trust         1,254,000           1,254,000
Maxwell C. King Trust                      924,000             924,000
J. Roger Shealy                            594,000             594,000
Keith R. Melillo                           198,000             198,000
Patrica R. Tolley                          132,000             132,000
Nancy L Wardron                            132,000             132,000
James R. Tolley                             66,000              66,000
Royal Palm Capital Group, Inc.          12,000,000          12,000,000
St. James Investment Group Inc.          2,000,000           2,000,000
                                      ------------        ------------

                            TOTALS      21,500,000         21,500,000   (100%)